

Zao Wou-Ki (b. 1921–d. 2013)
In 2022, Zao Wou-Ki was the 2nd highest selling Chinese artist in terms of auction turnover.
INVESTMENT THESIS
Initial Offering Price
$504,000
Offering Circular
sec.gov
Similar Sales
Record Price
Repeat Sales
$60m
$40m
$20m
$0
88
93
98
03
08
13
18
23
Annual Growth of Record Price
29.3%
Sharpe Ratio (1995-2023)
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Zao Wou-Ki
▲0.89
All Art
0.37
S&P 500
0.52
99% Progress
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Zao Wou-Ki

(b. 1921–d. 2013)

Why we like this offering

1. The Artwork exemplifies Zao Wou-Ki's painting style during his Hurricane Period, which spanned from 1959 to 1972.
2. Auction records for artworks similar in period, style, and scale are led by *20.6.64 (20.6.64)* (1964), which sold for $687,874 in October 2022, followed by *25/10/61* (1961), which sold for $681,145 in October 2023, and *4.2.65* (1965), which sold for $616,607 in June 2012.
3. Zao Wou-Ki's Hurricane Period refers to a tumultuous period in the artist's life when his newlywed second wife, the movie star Chan May-Kan, became sick and eventually died at just 41 years old in 1972. Oscillating between anger and hope, Zao's Hurricane Period paintings echo his complex emotional landscape with quick and chaotic as well as soft and atmospheric brushstrokes and a particular interest in lightness and darkness.
4. Zao Wou-Ki painted the Artwork the same year the Museum of Contemporary Art in Montreal and the Museum of Quebec held a retrospective of the artist.
5. In 1958, Zao Wou-Ki stopped giving his artworks titles and began labeling them only by their creation date.
6. The artwork is a horizontal, abstract composition in a predominantly golden beige palette with sharp black and white accents. Zao Wou-Ki condenses his sharp, calligraphic brushstrokes in the center of the composition, alluding to a landscape with horizon line.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$84,308,701	85	$57,600,000

Turnover by Year


211.3M
158.5M
105.6M
52.8M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned


Sold
Unsold
194
145.5
97
48.5
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$504,000**
Offering Circular	sec.gov/edgar

Painting





About Zao Wou-Ki

Zao Wou-Ki (b. 1921, Beijing, China - d. 2013, Nyon, Switzerland) was a pioneering artist known for his abstract paintings that blended Eastern and Western aesthetics. With the ability to unite multiple artistic traditions within a single work, Zao Wou-Ki blended bold, expressive brushwork while incorporating traditional Chinese influences of calligraphy and landscape painting. After spending time with Abstract Expressionists in New York, the artist's paintings became less focused on line and gesture, striving instead toward an ambient and dreamlike atmosphere in which foreground and background are blurred.

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ZAO WOU-KI

B. 1920 - D. 2013, CHINA



$504,000

INITIAL OFFERING

16.2% ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]	▲0.89 SHARPE RATIO[3]
29.3% ANNUAL APPRECIATION OF RECORD PRICES[4]	15.3% MEDIAN APPRECIATION OF REPEAT SALES[5]

Oil on canvas | 18 × 19 in. (46 × 48 cm.)

Zao Wou-Ki is considered one of the pioneers of modern Chinese painting.

The Artwork exemplifies Zao Wou-Ki's painting style during his Hurricane Period, which spanned from 1959 to 1972. Characterized by its synthesis of Chinese and Western influences, the artist's Hurricane Period resulted in rhythmic, abstract paintings that loosely allude to traditional Chinese landscape paintings while also considering movements like Romanticism, Impressionism, and Abstract Expressionism. Zao Wou-Ki's Hurricane Period refers to a tumultuous period in the artist's life when his newlywed second wife, the movie star Chan May-Kan, became sick and eventually died at just 41 years old in 1972. Oscillating between anger and hope, Zao's Hurricane Period paintings echo his complex emotional landscape with quick and chaotic as well as soft and atmospheric brushstrokes and a particular interest in lightness and darkness. Zao Wou-Ki painted the Artwork the same year the Museum of Contemporary Art in Montreal and the Museum of Quebec held a retrospective of the artist. In 1958, Zao Wou-Ki stopped giving his artworks titles and began labeling them only by their creation date. The artwork is a horizontal, abstract composition in a predominantly golden beige palette with sharp black and white accents. Zao Wou-Ki condenses his sharp, calligraphic brushstrokes in the center of the composition, alluding to a landscape with horizon line. Auction records for artworks similar in period, style, and scale are led by 20.6.64 (20.6.64) (1964), which sold for $ 687,874 (HKD 5,400,000) at Poly International Auction Co.,Ltd in Beijing on October 10, 2022, followed by 25/10/61 (1961), which sold for $681,145 (HKD 5,334,000) at Sotheby's Hong Kong on October 6, 2023, and 4.2.65 (1965), which sold for $616,607 (3,910,000) at Poly International Auction Co.,Ltd in Beijing on June 2, 2012.

AS OF OCTOBER 30, 2023, THE ARTIST'S AUCTION RECORDS ARE CURRENTLY HELD BY JUIN-OCTOBRE 1985 (1985), WHICH SOLD FOR $65,204,488 (HKD 510,371,000) AT SOTHEBY'S HONG KONG ON SEPTEMBER 30, 2018, FOLLOWED BY 29.09.64 (1964), WHICH SOLD FOR $35,414,698 (HKD 278,000,000) AT CHRISTIE'S HONG KONG ON MAY 26, 2022, AND 04.01.79 (1979), WHICH SOLD FOR $26,762,229 (¥174,800,000) AT BEIJING YONGLE INTERNATIONAL AUCTION CO. ON DECEMBER 4, 2020.

Zao has been the subject of retrospectives at institutions around the world, including the Hayden Gallery in the Massachusetts Institute of Technology, the Museum Folkwang in Essen, Germany, the Fine Arts Museum in Taipei, the Kaohsiung Museum of Fine Arts in Taiwan, the Hong Kong Museum of Art, the Musée d'Ixelles in Brussels, the the Bibliothèque Nationale de France in Paris, and the Galerie Nationale du Jeu de Paume in Paris. Zao's work is now held in the permanent collections of over 150 institutions around the world, including the Tate Modern in London, the Museum of Modern Art in New York, the Solomon R. Guggenheim Museum in New York, the Metropolitan Museum of Art in New York, the Art Institute of Chicago, the Tamayo Museum of Contemporary Art in Mexico City, the Museum of Modern Art in Milan, the Museum of Fine Art in Montréal, and the Musee d'Art Moderne in Paris, among many others. The artist's auction records are currently held by Juin-Octobre 1985 (1985), which sold for $65,204,488 (HKD 510,371,000) at Sotheby's Hong Kong on September 30, 2018, followed by 29.09.64 (1964), which sold for $35,414,698 (HKD 278,000,000) at Christie's Hong Kong on May 26, 2022, and 04.01.79 (1979), which sold for $26,762,229 (¥174,800,000) at Beijing Yongle International Auction Co. on December 4, 2020.

AUCTION RESULTS FOR SIMILAR WORKS [1,2]


$23,640
$10,950
$15,450
$19,117
$22,765
$34,618
$114,899
$115,470
$75,509
$278,306
$169,989
$364,951
$541,426
$616,607
$345,176
$546,960
$505,680
$576,854
$803,202
$488,967
$466,485
$1,204,576
4/6/1993
6/19/1994
10/5/1996
4/17/1999
11/26/1999
11/23/2000
4/25/2004
5/1/2005
11/28/2006
4/9/2008
7/2/2008
4/4/2011
11/27/2011
6/2/2012
6/3/2013
10/6/2013
6/11/2015
12/6/2017
6/7/2018
10/25/2022
12/17/2022
6/13/2023
Implied Historical Growth

Zao Wou-Ki (b. 1920, Beijing, China - d. 2013, Nyon, Switzerland) is considered one of the pioneers of modern Chinese painting. He studied at the Hangzhou Art Academy under Wu Dayu where he cultivated a modernist aesthetic that drew from Chinese literati painting's interest in nature for six years before becoming a drawing instructor there. In 1948, he moved to Paris where he befriended artists including Alberto Giacometti and Joan Miró. Zao's influences expanded to reflect his international existence; Paul Klee in particular inspired Zao to explore the lyrical abstraction and contemporary painting techniques that now distinguish his work. His work from the mid-1950s directly references his Chinese influences, occasionally including calligraphy. In 1957, Zao visited New York City for the first time and had his first solo exhibition in the United States two years later at Kootz Gallery in New York, which established his presence in the Post-War movement alongside other painters the gallery represented, such as Pierre Soulages, Hans Hoffmann and Robert Motherwell. 1959 to 1972 marks his famed Hurricane Period in which he painted 100 large panel-sized works that synthesize his Chinese and Western influences. In 1968, Zao was featured in the exhibition, "Painting in France 1900-1967," which brought his work to major American museums including the National Gallery of Art in Washington, DC, the Metropolitan Museum of Art in New York, and the Boston Museum of Fine Arts. In the 1970s, his work shifted away from line and gesture and towards loose, gestural brushstrokes, blurred backgrounds, and saturated colors to create dreamlike atmospheric environments that allude to natural landscapes but maintain a sense of abstraction. This marks a transition into Zao's Infinity Period of the 1980s, characterized by its particular focus on luminosity and brighter palette. Zao died on April 9, 2013, in Nyon, Switzerland.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart below captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Zao Wou-Ki with the following criteria: Works created between 1965 and 1970 that measure from 15 inches by 15 inches to 25 inches by 25 inches, excluding works with blue, reds, and works with vertical composition. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 16.2% CAGR implied from selected sales occurring from April 6, 1993, to June 13, 2023.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Zao Wou-Ki has a risk-adjusted appreciation of 0.89. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Zao Wou-Ki have a record price compound annual growth rate ("CAGR") of 29.3% from February 23, 1985 to June 30, 2023. This calculation is based on (i) a record price of $1,800 on February 23, 1985, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $57,491,550, the most recent record price as of June 30, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Zao Wou-Ki is 15.3%, which is based on 98 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Zao Wou-Ki was March 21, 1984 and ending on the last date a repeat sale occurred for such artist, which in the case of Zao Wou-Ki was June 7, 2023. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.